Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 33-24505, 33-66822 and 333-106254) on Form S-8 of O.I. Corporation of our report dated March 30, 2009 relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of O.I. Corporation for the year ended December 31, 2008.

/s/McGLADREY & PULLEN, LLP
Davenport, Iowa
March 30, 2009